Exhibit 4.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 29, 2005

among

CAMERON HIGHWAY OIL PIPELINE COMPANY
as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK,
as Administrative Agent and Collateral Agent

SUNTRUST CAPITAL MARKETS, INC.,
as Arranger and Sole Book Manager

i

Schedules

Schedule I	Commitments
Schedule II	Material Project Documents
Schedule 4.5(b)	Borrower Assets
Schedule 5.5(b)	Insurance
Schedule 5.18	Post-Closing Deliveries
Schedule 6.7(a)	Transactions with Affiliates
Schedule 6.8	Restrictive Agreements

Annex

Annex I	Applicable Margin

Exhibits

Exhibit A	Form of Notice of Conversion/Continuation
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Manta Ray Consent
Exhibit D-1	Form of Texas Deed of Trust
Exhibit D-2	Form of Louisiana Mortgage
Exhibit E	Form of Note
Exhibit F-1	Form of Sponsor LOC – Enterprise
Exhibit F-2	Form of Sponsor LOC — Valero
Exhibit G	[Reserved]
Exhibit H	Form of Notice to Material Producers

AMENDED AND RESTATED CREDIT AGREEMENT

     THIS AMENDED AND RESTATED CREDIT AGREEMENT is made and entered into as of June 29, 2005, by and among CAMERON HIGHWAY OIL PIPELINE COMPANY, a general partnership formed under the laws of the State of Delaware (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”) and in its capacity as collateral agent for the Lenders (the “Collateral Agent”), and amends and restates the Existing Debt Documents.

W I T N E S S E T H:

          WHEREAS, the Borrower has entered into the Existing Debt Documents;

          WHEREAS, subject to the terms and conditions of this Agreement (as defined below), the Borrower, the Lenders and the other parties hereto have agreed to amend and restate the Existing Debt Documents;

          WHEREAS, it is the intent of the parties hereto that (x) this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Debt Documents or evidence payment of all or any of such obligations and liabilities, (y) this Agreement amend and restate in its entirety the Existing Debt Documents and (z) from and after the Effective Date (as defined below), the Existing Debt Documents be of no further force or effect except as amended and restated hereby;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

          Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

          “Additional Purchase and Sale Agreement” shall mean any Purchase and Sale Agreement that is not an Effective Date Purchase and Sale Agreement, as such agreement may be amended, modified or supplemented from time to time. For the avoidance of doubt, the Effective Date Purchase and Sale Agreements shall not at any time be considered “Additional Purchase and Sale Agreements.”

          “Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

          “Administrative Agent” shall have the meaning set forth in the introductory paragraph of this Agreement.

          “Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

          “Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          “Agreement” shall mean the Existing Debt Documents, as amended and restated by this Amended and Restated Credit Agreement.

          “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

           “Applicable Margin” shall mean, as of any date, 0.25% per annum on Base Rate Loans and 1.25% per annum on Eurodollar Loans; provided that upon the Borrower either (a) obtaining a New Rating or (b) not having obtained a New Rating by October 31, 2005, the Applicable Margin shall be based on the grid set forth on Annex I.

          “Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

          “Assignment (CHOPS)” shall mean the assignment and assumption agreement dated as of July 10, 2003 by and between GulfTerra and Manta Ray, as assignors, and the Borrower, as assignee, relating to the assignment to and assumption by the Borrower of certain Project Documents and other assets from such assignors, in each case as such assignment and assumption agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit B attached hereto or any other form approved by the Administrative Agent.

          “Available Cash Flow” shall mean, for any Fiscal Quarter, EBITDA for such Fiscal Quarter, minus, without duplication, (a) Capital Expenditures made in cash during such Fiscal Quarter to the extent not funded by equity contributions from the Partners, (b) Taxes of the Borrower that were paid in cash during such Fiscal Quarter and (c) Cash Interest Expense paid during such Fiscal Quarter.

          “Base Rate” shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the entire day such change is publicly announced as being effective.

          “BHP” shall mean BHP Billiton Petroleum (Deepwater) Inc., a Delaware corporation.

          “BHP Consent” shall mean the Consent and Agreement, dated as of July 10, 2003, by and among BHP, the Borrower and JPMorgan Chase Bank as collateral agent, administrative agent and initial noteholder agent (with the Collateral Agent succeeding JPMorgan Chase Bank as “Collateral Agent” as defined therein), as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

          “BHP Purchase and Sale Agreement” shall mean the Cameron Highway Purchase and Sale Agreement, dated as of June 23, 2003, by and between BHP and the Borrower, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

          “Borrowing” shall mean a borrowing consisting of Loans of the same Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

          “BP” shall mean BP Exploration & Production Inc., a Delaware corporation.

          “BP Consent” shall mean the Consent and Agreement, dated as of July 10, 2003, by and among BP, the Borrower, GulfTerra and JPMorgan Chase Bank as collateral agent, administrative agent and initial noteholder agent (with the Collateral Agent succeeding JPMorgan Chase Bank as “Collateral Agent” as defined therein), relating to the BP Purchase and Sale Agreement, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

          “BP Purchase and Sale Agreement” shall mean the Cameron Highway Purchase and Sale Agreement, dated as of June 23, 2003, by and between BP, GulfTerra and the

Borrower, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

          “Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia and New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

          “Caesar” shall mean Caesar Oil Pipeline Company LLC, a Delaware limited liability company.

          “Cameron Highway Oil Pipeline” shall mean an oil pipeline system delivering oil from the Ship Shoal 332 Platform B to multiple delivery points. Such delivery points are located in Texas City, Texas and Port Arthur, Texas on the Effective Date and may include additional delivery points thereafter.

          “Cameron Highway System” shall mean the Cameron Highway Oil Pipeline and all equipment and machinery used or useful in connection therewith and owned or leased by the Borrower.

          “Capital Expenditures” shall mean, for any Fiscal Quarter, the sum of the aggregate amount of all expenditures of the Borrower (other than expenditures made with the proceeds of casualty insurance or the proceeds of equity contributions from the Partners) for fixed or capital assets made during such Fiscal Quarter that, in accordance with GAAP, would be classified as capital expenditures.

          “Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          “Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

          “Cash Interest Expense” shall mean, with respect to the Borrower for any Fiscal Quarter, (a) (i) the total interest expense of the Borrower for such period and including, in any event, interest capitalized during such Fiscal Quarter and net costs under Interest Rate Agreements for such Fiscal Quarter minus (ii) net gains of the Borrower under Interest Rate Agreements for such Fiscal Quarter and minus (iii) interest income of the Borrower for such Fiscal Quarter, less (b) any non-cash interest for such Fiscal Quarter included in clause (a) above.

          “Change in Control” shall mean either of the following: (a) the failure of Enterprise, Valero and Valero LP, collectively, to own, directly or indirectly at least 51% of the legal, beneficial and voting Capital Stock of the Borrower, and (b) at any time, the failure of Enterprise or Valero or a wholly-owned Subsidiary of Enterprise or Valero to be the operator of, and otherwise to operate and maintain, the Cameron Highway System.

          “Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the Effective Date, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the Effective Date, or (iii) compliance by any Lender (or its Applicable Lending Office) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

          “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

          “Collateral” shall mean the property of the Borrower or any other Person that is subject to a Lien created by any Security Document.

          “Collateral Agent” shall have the meaning set forth in the introductory paragraph of this Agreement.

          “Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Loan hereunder on the Effective Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I. The aggregate principal amount of all Lenders’ Commitments is $415,000,000.

          “Connection Agreements” shall mean, collectively, each agreement, other than the Interconnect Agreement, under which the Borrower agrees with one or more counterparties to connect the Cameron Highway System to another pipeline system, refinery, terminal or other third party system, as such agreements may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

          “Consents” shall mean, collectively, the BP Consent, the UNOCAL Consent, the BHP Consent, and the Manta Ray Consent.

          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

          “Control Account Agreements” shall mean each tri-party agreement by and among the Borrower, the Collateral Agent and a depository bank or securities intermediary at which the Borrower maintains a deposit account or investment account, granting “control” over such deposit accounts and investment accounts to the Collateral Agent in a manner that perfects the Lien of the Collateral Agent under the UCC.

          “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

          “Default Interest” shall have the meaning set forth in Section 2.10(b).

          “Distribution Conditions” shall mean the following conditions:

          (a) No more than one Restricted Payment per Fiscal Quarter shall be permitted (and only permitted if all Distribution Conditions shall be satisfied with respect to any such Restricted Payment);

          (b) (i) If such Restricted Payment is to be made during the period when the immediately prior Fiscal Quarter for which financial statements have been or are required to be delivered pursuant to Section 5.1 is the Fiscal Quarter ended on September 30, 2005, then the Interest Coverage Ratio for such Fiscal Quarter shall have been at least 2.0:1.0, and (ii) if such Restricted Payment is to be made during any period thereafter, then the Borrower shall be in compliance with Section 5.15 with respect to the immediately prior Fiscal Quarter for which financial statements have been or are required to be delivered pursuant to Section 5.1;

          (c) No Restricted Payments, other than as permitted pursuant to Section 6.6(a), shall be permitted prior to the delivery of the financial statements described in clause (b)(i) of this definition;

          (d) The amount of a given Restricted Payment made pursuant to Section 6.6(b) shall not exceed the amount of Available Cash Flow for the immediately prior Fiscal Quarter for which financial statements have been or are required to be delivered pursuant to Section 5.1 (the “Distribution Measurement Quarter”); provided, that if the Distribution Conditions were not satisfied with respect to one or more Fiscal Quarters occurring prior to the Distribution Measurement Quarter (the “Pre-Distribution Measurement Quarters”), then, if all other Distribution Conditions are satisfied before and after giving effect to the Restricted Payment to be made with respect to the Distribution Measurement Quarter, the amount of the Restricted Payment for the Distribution Measurement Quarter may be increased to include Available Cash Flow for the Pre-Distribution Measurement Quarters to the extent not previously included in a Restricted Payment; and

          (e) No Default or Event of Default shall have occurred and be continuing.

          “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

          “EBITDA” shall mean, without duplication, as to the Borrower, for a given Fiscal Quarter, the amount equal to net income of the Borrower less any non-cash income and gains included in net income, plus, to the extent deducted in determining net income, interest expense, depreciation, depletion and impairment, amortization of leasehold and intangibles, other non-cash costs, expenses, charges, write-offs and similar items and taxes; provided that gains or losses on the disposition of assets not in the ordinary course of business shall not be included in EBITDA.

          “Effective Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 10.2.

          “Effective Date Purchase and Sale Agreements” shall mean, collectively, the BP Purchase and Sale Agreement, the BHP Purchase and Sale Agreement and the UNOCAL Purchase and Sale Agreement.

          “Eligible Assignee” shall mean (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by the Administrative Agent and unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).

          “Enterprise” shall mean Enterprise Products Operating L.P., a Delaware limited partnership.

          “Enterprise CHOPS” shall mean Cameron Highway Pipeline I, L.P., a Delaware limited partnership.

          “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

          “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          “ERISA Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than an event for which the 30-day notice period is waived under subsections .13, .14, .16, ..18, .19 or .20 of PBGC Reg. § 2615.

          “Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

          “Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          “Event of Default” shall have the meaning provided in Article VII.

          “Event of Loss” shall mean, with respect to the Project, (a) the loss of all or any material portion of the Project due to destruction or damage beyond repair; (b) the loss of use of all or any material portion of the Project for a period reasonably expected to extend for at least six months for any of the reasons referenced in clause (a); (c) the receipt of insurance proceeds based upon an actual or constructive total loss of the Project; (d) the receipt of insurance proceeds, except for business interruption insurance proceeds, in excess of $5,000,000; (e) the Taking of all or any portion of the Project such that the then remaining portion cannot practically be utilized for the purposes intended; (f) a Taking or requisition by a Governmental Authority for use of the Project (in its entirety or a material portion as aforesaid) for a stated period which shall exceed, or for an indefinite period which is reasonably expected to exceed, six months; or (g) shutdown of the Project as a result of any Governmental Requirement for a period exceeding six consecutive months.

          “Excluded Taxes” shall mean with respect to the Administrative Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).

          “Existing Debt” shall mean the Indebtedness represented by the Existing Debt Documents.

          “Existing Debt Documents” shall mean (a) that certain Credit Agreement, dated as of July 10, 2003, among the Borrower, the lenders party thereto, and the administrative agent and the other agents party thereto and (b) that certain Note Purchase Agreement, dated as of July 10, 2003, made by the Borrower in favor of the noteholders party thereto, for the issuance of 7.36% senior secured notes (and such notes issued thereunder), in each case (x) as accompanied by that certain Common Agreement, dated as of July 10, 2003, among the Borrower, such lenders, such noteholders, and the agents party thereto, and (y) as amended, supplemented or otherwise modified prior to the execution and delivery of this Agreement.

          “Existing Lenders” shall mean all lenders and other credit providers to the Borrower party to the Existing Debt Documents.

          “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

          “Fee Letter” shall mean that certain fee letter, dated as of June 13, 2005, executed by SunTrust Capital Markets, Inc. and SunTrust Bank and accepted by Borrower.

          “Financial Officer” shall mean, with respect to any Person, its president, chief financial officer, principal accounting officer, vice president (provided that such vice president has actual knowledge of the ongoing financial affairs of such Person), treasurer or controller.

          “Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

          “Fiscal Year” shall mean any fiscal year of the Borrower.

          “Fitch” shall mean Fitch Ratings Ltd.

          “force majeure” shall mean the causes, conditions, events or circumstances which are beyond the reasonable control of the Person claiming force majeure, and could not have been avoided or prevented by such Person’s reasonable and diligent foresight, planning and implementation. Such causes, conditions, events and circumstances shall include, without limitation, acts of God, war (declared or undeclared), terrorism, insurrections, hostilities, strikes (other than strikes by the employees of such Person or any of its Affiliates, which strikes shall be deemed not to be a force majeure event), lockouts, riots, floods, fires, storms and conduct which would violate any applicable material criminal laws of a Governmental Authority.

          “Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

          “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

          “GB72 Platform Space Agreement” shall mean the Platform Space Agreement between the Borrower, Enterprise Field Services, LLC and GOM Shelf LLC (and/or other counterparties at the time of execution), as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

          “Governmental Approval” shall mean any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, publication, notice to, declaration of or with or registration by or with any Governmental Authority.

          “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Governmental Requirement” shall mean any Governmental Approval, law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, certificate, license, or other direction or requirement (including, but not limited to, any of the foregoing which relate to Environmental Laws, energy regulations and occupational, safety and health standards or controls) of any Governmental Authority.

          “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

          “GulfTerra” shall mean GulfTerra Energy Partners, L.P., a Delaware limited partnership (n/k/a Enterprise GTM Holdings L.P., a Delaware limited partnership).

          “Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          “Hedging Agreement” shall mean any agreement evidencing a Hedging Transaction.

          “Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

          “Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

          “Indebtedness” of any Person shall mean, without duplication:

               (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

               (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

               (c) all obligations of such Person upon which interest charges are customarily paid;

               (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

               (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and for borrowed money);

               (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

               (g) all Guarantees by such Person of Indebtedness of others;

               (h) all Capital Lease Obligations in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss;

               (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; and

               (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

          “Interconnect Agreement” shall mean the Offshore Facilities Interconnection, Construction and Operating Agreement, effective as of June 23, 2003 among Caesar, Manta Ray, the Borrower and GulfTerra, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

          “Interest Coverage Ratio” shall mean, for any Fiscal Quarter, the ratio of (a) EBITDA for such Fiscal Quarter to (b) Cash Interest Expense for such Fiscal Quarter.

          “Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two or three months; provided, that:

               (i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

               (ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

               (iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

               (iv) no Interest Period may extend beyond the Maturity Date.

          “Interest Rate Agreements” shall mean any interest rate swap, cap, collar or similar agreements between the Borrower and a financial institution for the transfer or mitigation of interest rate risks related to the Project.

          “Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

          “LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (New York time) for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent.

          “License Agreements” shall mean, collectively, each agreement under which one or more counterparties agrees to grant a license or right of way to the Borrower in connection with a Connection Agreement, as such agreements may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

          “Lien” shall mean any interest in any asset or property securing an obligation owed to, or securing a claim by, a Person other than the owner of the asset or property, whether such interest is based on common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including, but not limited to the lien or security interest arising from any mortgage, deed of trust, security agreement, pledge, hypothecation, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, encumbrances, rights of way, covenants, conditions, restrictions, leases and other title exceptions affecting assets or property. For purposes of this Agreement, the Borrower shall be deemed to be the owner of any asset or property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to such asset or property has been retained by or vested in some other Person for security purposes.

          “Loan” shall have the meaning set forth in Section 2.2.

          “Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the Security Documents, all Notices of Conversion/Continuation and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

          “Manta Ray” shall mean Manta Ray Gathering Company, L.L.C., a Delaware limited liability company.

          “Manta Ray Consent” shall mean a Consent and Agreement substantially in the form of Exhibit C.

          “Material Adverse Effect” shall mean any event, occurrence or condition which has, or which reasonably could be expected to have, a material and adverse effect on (a) the Project or on the business, assets, operations, or financial condition of the Borrower, (b) the Borrower’s ability to perform any of its obligations under the Material Documents, (c) the validity or enforceability of any material term of any Material Document or (d) the validity or priority of, or the rights of or benefits available to the Administrative Agent, the Collateral Agent or the Lenders under, this Agreement or any of the other Loan Documents.

          “Material Documents” shall mean each Loan Document and each Material Project Document.

          “Material Indebtedness” shall mean Indebtedness (other than under the Loan Documents), or obligations in respect of one or more Hedging Transactions, of the Borrower in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower in respect of any Hedging Transaction at any time shall be the Net Mark-to-Market Exposure of such Hedging Transaction.

          “Material Permits” shall mean all Governmental Approvals necessary as of the date of determination for, and material to, the construction, development, use, operation, ownership, or maintenance of the Cameron Highway System.

          “Material Producer” shall mean, BP, BHP, and UNOCAL (or any permitted assignees thereof under the applicable Effective Date Purchase and Sale Agreement and the applicable Consent).

          “Material Project Documents” shall mean the documents listed on Schedule II, the GB72 Platform Space Agreement, the Interconnect Agreement, the Connection Agreements and the License Agreements (in each case as such contracts may be amended, modified, supplemented or replaced from time to time).

          “Maturity Date” shall mean the earlier of (i) June 28, 2006 or (ii) the date on which the principal amount of all outstanding Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

          “Moody’s” shall mean Moody’s Investors Service, Inc.

          “Mortgages” shall mean each (a) Amended and Restated Deed of Trust, Assignment, Security Agreement and Financing Statement (Texas) substantially in the form of Exhibit D-1 or in form and substance reasonably satisfactory to the Collateral Agent and (b) Amended and Restated Mortgage, Assignment, Security Agreement and Financing Statement (Louisiana) substantially in the form of Exhibit D-2 or in form and substance reasonably satisfactory to the Collateral Agent, in each case as such agreements may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

          “Net Cash Proceeds” shall mean, with respect to any event, (a) the cash proceeds actually received in respect of such event including any cash received in respect of any non-cash proceeds, but only as and when received, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid or payable by the Borrower to third parties (other than to Affiliates) in connection with such event and (ii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower.

          “Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

          “New Rating” shall mean a new rating for proposed permanent senior secured debt that is to be issued in whole or in part for the purpose of refinancing the Loans.

          “Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Commitment, in substantially the form of Exhibit E.

          “Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.4(b).

          “Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent, the Collateral Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees, charges and disbursements of one law firm and one additional Louisiana local counsel, for the Administrative Agent, the Collateral Agent and their respective Affiliates (and, if retention is deemed appropriate by the Administrative Agent and consented to by the Borrower (such consent not to be unreasonably withheld or delayed), additional local counsel to the Administrative Agent, the Collateral Agent and their respective Affiliates) and, only in the case of enforcement, any Lender, incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all Hedging Obligations owed to the Administrative Agent, the Collateral Agent any Lender or any of their Affiliates incurred in order to limit interest rate or fee fluctuation with respect to the Loans, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

          “Operation and Management Agreement” shall mean the Operation and Management Agreement, dated as of June 30, 2003, by and between the Borrower and Manta Ray, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          “Participant” shall have the meaning set forth in Section 10.4(d).

          “Participation Agreement” shall mean the Participation Agreement and Assignment, dated as of July 10, 2003, by and between Valero, GulfTerra, Enterprise CHOPS and Manta Ray, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

          “Partner Distribution” shall mean up to a $125,000,000 dividend made by the Borrower to the Partners on the Effective Date with proceeds of the Loan.

          “Partners” shall mean each of Enterprise CHOPS, Valero CHOPS I and Valero CHOPS II.

          “Partnership Agreement” shall mean the Amended and Restated Partnership Agreement of the Borrower, dated as of July 10, 2003, by and between the Partners, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

          “Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

          “Permitted Encumbrances” shall mean:

               (a) Liens imposed by law for Taxes that are not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower, in conformity with GAAP;

               (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower, in conformity with GAAP;

               (c) Liens incurred (other than any inchoate Lien imposed by ERISA) or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, construction, operating and maintenance agreements, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, in each case having ordinary and customary terms;

               (d) easements, rights-of-way, restrictions, servitudes, permits, reservations, encroachments, exceptions, conditions, covenants and other similar charges or encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower;

               (e) inchoate Liens arising under ERISA;

               (f) any obligations or duties affecting any of the assets of the Borrower to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such asset for the purposes for which it is held;

               (g) defects, irregularities and deficiencies in title of any rights-of-way or other property of the Borrower which in the aggregate do not materially and adversely affect the business of the Borrower, and defects, irregularities and deficiencies in title to any property of the Borrower which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation;

               (h) security interests arising by operation of law solely under Article 2 of the Uniform Commercial Code to the extent and so long as the “debtor” with respect to such security interests does not have or does not lawfully obtain possession of the goods subject thereto; and

               (i) any right of set off arising under common law or by statute;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

          “Permitted Investments” shall mean:

               (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

               (b) marketable direct obligations issued by any state or public instrumentality thereof maturing within one year from the date of acquisition thereof, and at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s;

               (c) investments in commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest credit rating obtainable from S&P or from Moody’s;

               (d) investments in certificates of deposit or banker’s acceptances maturing within one year from the date of acquisition thereof issued by (i) any Lender, (ii) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus and undivided profits of not less than $500,000,000 or (iii) any bank which has a short-term commercial paper rating meeting the requirements of clause (c) above (any such Lender or bank, a “Qualifying Lender”);

               (e) investments in eurodollar time deposits having a maturity of less than one year purchased directly from any Lender (whether such deposit is with such Lender or any other Lender) or issued by any Qualifying Lender; and

               (f) fully collateralized repurchase agreements and reverse repurchase agreements with a term of not more than 14 days with any Qualifying Lender relating to securities described in clause (a) above.

          “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Pledge Agreements” shall mean each Pledge Agreement, dated as of the date hereof, executed by a Partner in favor of the Collateral Agent for the benefit of the Lenders.

          “Pro Rata Share” shall mean with respect to any Lender at any time, a percentage, the numerator of which shall be such Lender’s Loan and the denominator of which shall be the sum of all Loans.

          “Project” shall mean the construction, installation and operation of the Cameron Highway System.

          “Project Documents” shall mean all of the contracts relating to ownership, operation and maintenance of the Cameron Highway System (as such contracts may be amended, modified, supplemented or replaced from time to time) entered into before, on or after the Effective Date.

          “Projections” shall mean the financial projections provided by the Borrower to the Administrative Agent on or about June 22, 2005.

          “Purchase and Sale Agreements” shall mean, collectively, the BP Purchase and Sale Agreement, the BHP Purchase and Sale Agreement, and the UNOCAL Purchase and Sale Agreement, and each other agreement entered into by the Borrower or its Affiliates relating to the purchase of oil from and/or the sale of oil to the Cameron Highway Oil Pipeline as such agreements may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

          “Real Estate” shall mean all real property (a) owned or leased by the Borrower, and (b) if related to the Project, owned or leased by Manta Ray.

          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations then in effect.

          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

          “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

          “Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Loans at such time; provided that if there are two Lenders at such time, and such Lenders each hold greater than 33% of the aggregate outstanding Loans at such time, then “Required Lenders” shall mean Lenders holding 100% of the aggregate outstanding Loans at such time.

          “Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.

          “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, in connection with the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of the Borrower or any option, warrant or other right to acquire any such Capital Stock of the Borrower and any payment with respect to Indebtedness owing to either Sponsor or an Affiliate of either Sponsor.

          “S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.

          “Secured Affiliate” shall mean any Affiliate of any Lender that has entered into an Interest Rate Agreement with the Borrower with the obligations of the Borrower thereunder being secured by one or more Security Documents.

          “Security Agreement” shall mean that certain Security Agreement, dated as of the date hereof, executed by the Borrower in favor of the Collateral Agent for the benefit of the Lenders.

          “Security Documents” shall mean, collectively, the Security Agreement, the Pledge Agreements, the Mortgages, the Control Account Agreements, the Consents, and all other instruments and agreements now or hereafter securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture filings, stock powers, and all other documents, instruments, agreements and certificates executed and delivered by the Borrower or any Affiliate thereof to the Administrative Agent, the Collateral Agent or the Lenders in connection with the foregoing.

          “Ship Shoal 332 Platform B” shall mean a pipeline junction platform owned by the Borrower located on the outer continental shelf at Ship Shoal 332.

          “Sponsor LOCs” shall mean Letters of Credit in substantially the form of Exhibit F-1 and Exhibit F-2, as applicable, in the amount of $14,000,000 each.

          “Sponsors” shall mean each of Enterprise and Valero.

          “Taking” shall mean the condemnation, confiscation or seizure of title by any Governmental Authority (or otherwise by right of eminent domain or conveyance in lieu thereof) of all or any portion of the Project.

          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          “Transaction Documents” shall mean this Agreement, the Project Documents, the Loan Documents and all other documents, agreements, instruments and certificates in connection with the foregoing.

          “Transaction Party” shall mean a Person that is a party to a Transaction Document.

          “Transactions” shall mean the execution, delivery and performance by the Borrower of the Transaction Documents, the making of Loans, and the use of the proceeds thereof.

          “Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

          “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Lenders’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

          “UNOCAL” shall mean Union Oil Company of California, a California corporation.

          “UNOCAL Consent” shall mean the Consent and Agreement, dated as of July 10, 2003, by and among UNOCAL, the Borrower, and JPMorgan Chase Bank as collateral agent, administrative agent and initial noteholder agent (with the Collateral Agent succeeding JPMorgan Chase Bank as “Collateral Agent” as defined therein), as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

          “UNOCAL Purchase and Sale Agreement” shall mean the Cameron Highway Purchase and Sale Agreement, dated as of June 23, 2003, by and between UNOCAL and the Borrower, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

          “Valero” shall mean Valero Energy Corporation, a Delaware corporation.

          “Valero CHOPS” shall mean, collectively, Valero CHOPS I and Valero CHOPS II.

          “Valero CHOPS I” shall mean Valero CHOPS I, L.P., a Delaware limited partnership or, after Valero Energy Corporation transfers the direct partnership interest in the Borrower held by Valero CHOPS I to Valero LP or a Subsidiary thereof, pursuant to a

Valero/Valero LP Transfer (as defined in the Partnership Agreement), “Valero CHOPS I” shall mean Valero LP or such Subsidiary thereof.

          “Valero CHOPS II” shall mean Valero CHOPS II, L.P., a Delaware limited partnership or, after Valero Energy Corporation transfers the direct partnership interest in the Borrower held by Valero CHOPS II to Valero LP or a Subsidiary thereof, pursuant to a Valero/Valero LP Transfer (as defined in the Partnership Agreement), “Valero CHOPS II” shall mean Valero LP or such Subsidiary thereof.

          “Valero LP” shall mean Valero L.P., a Delaware limited partnership.

          “Welfare Plan” shall mean any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.

          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”). Borrowings also may be classified and referred to by Type (e.g. “Eurodollar Borrowing”).

          Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited financial statements of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Section 5.15 or Section 6.6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.15 or Section 6.6 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

          Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits, Annexes and Schedules shall be construed to refer to Articles, Sections, Exhibits, Annexes and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

          Section 2.1. General Description of Facilities. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a Loan to the Borrower in a principal amount not exceeding such Lender’s Commitment on the Effective Date.

          Section 2.2. Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan (each, a “Loan”) to the Borrower on the Effective Date in a principal amount not to exceed the Commitment of such Lender; provided, that if for any reason the full amount of such Lender’s Commitment is not fully drawn on the Effective Date, the undrawn portion thereof shall automatically be cancelled. The Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Article III shall be deemed to constitute the Borrower’s request to borrow the Loans on the Effective Date.

          Section 2.3. Funding of Borrowings.

          (a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. (New York time) to the Administrative Agent at the Payment Office. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

          (b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. (New York time) one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

          (c) No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

          Section 2.4. Interest Elections.

          (a) After the making of the initial Loan, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

          (b) To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) substantially in the form of Exhibit A (a “Notice of Conversion/Continuation”) of each Borrowing that is to be converted or continued, as the case may be, (x) prior to 11:00 a.m. (New York time) on the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. (New York time) three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month.

          (c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then,

unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

          (d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

          (e) The aggregate principal amount of each Eurodollar Borrowing shall be not less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $500,000. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed five.

          Section 2.5. Optional Reduction and Termination of Commitments. The Commitments shall terminate on the Effective Date upon the making of the Loans pursuant to Section 2.2.

          Section 2.6. Repayment of Loans. The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loan of such Lender payable on such date(s) and in such amounts as may be required from time to time pursuant to this Agreement; provided that, to the extent not previously paid, the aggregate unpaid principal balance of the Loans shall be due and payable on the Maturity Date.

          Section 2.7. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.4, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.4, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

          (b) At the request of any Lender at any time, the Borrower agrees that it will execute and deliver to such Lender a Note payable to the order of such Lender.

          Section 2.8. Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. (New York time) not less than three (3) Business Days prior to any such prepayment and (ii) in the case of any prepayment of any Base Rate Borrowing, 10:00 a.m. (New York time) on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.10(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.16. Each partial prepayment of any Loan shall be, in the case of Eurodollar Loans, in a minimum amount of $3,000,000 (or lesser amount equal to outstanding Borrowings) and integral multiples of $1,000,000 in excess thereof, and in the case of Base Rate Loans, in a minimum amount of $1,000,000 (or lesser amount equal to outstanding Borrowings) and integral multiples of $1,000,000 in excess thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

          Section 2.9. Mandatory Prepayments.

          (a) Each prepayment pursuant to this Section 2.9 shall be applied first to the Base Rate Loans to the full extent thereof, and second to the Eurodollar Loans to the full extent thereof.

          (b) If at any time (i) an Event of Loss with respect to the Project shall occur for which proceeds are received, or (ii) the Borrower shall, directly or indirectly, receive net proceeds from any sale or disposition of any asset or property (except for sales permitted by Section 6.3(c)), then the Borrower shall, immediately (in the case of clause (i) above, subject to the immediately following proviso) upon receipt of such proceeds, prepay the Obligations (other than Hedging Obligations) with 100% of such proceeds; provided that, if the Borrower shall have given the Administrative Agent written notice on or before the 60th day following the date of determination of the occurrence of such Event of Loss or within 90 days of the event giving rise to such determination, whichever period is shorter, stating that (i) it believes the Project could be repaired and/or restored and that the Restoration Conditions (as defined below) could be satisfied, and that the Borrower is diligently working to obtain the necessary information to meet the Restoration Conditions, the Borrower may defer such prepayment of such Obligations for a period of up to 30 additional days (and prepayment will not be required if the Restoration Conditions are met by the end of such period). From the date of the determination of the occurrence of such Event of Loss, the Borrower shall provide to the Administrative Agent a monthly status report describing the status of discussions with contractors and insurers or Governmental Authorities, as the case may be (including information on cost and scheduling estimates); and provided, further, that in the case of a prepayment required in accordance with clause (i) above, such prepayment shall include accrued interest on the proceeds to the date of prepayment. As used in this Section 2.9(b), “Restoration Conditions” shall mean (a) no Default or Event of Default shall have occurred and be continuing and (b) the Borrower shall have delivered to the Administrative Agent (I) contracts for such repair or replacement demonstrating the Borrower’s ability to effect such repair or replacement at a cost not greater than the insurance proceeds therefor (or, if such cost is greater, accompanied by an explanation of the source of funds for such excess amounts satisfactory to the Required Lenders), (II) cash-flow projections and other assurances satisfactory to the Required Lenders providing for the Borrower’s ability to meet its obligations under the Loan Documents during the period from such loss until and following completion of such repair or replacement and (III) assurances that all Project Documents and Governmental Approvals shall remain in full force and effect during such period and thereafter to the satisfaction of the Required Lenders and that the Borrower and the Project are in compliance with all Governmental Requirements.

          (c) If the Borrower issues any debt or equity securities (other than (i) debt permitted pursuant to Section 6.1(a), (b), (c), or (d), or (ii) capital contributions by the Partners if such capital contributions are made for the purpose of funding capital expenditures of the Borrower (as determined in good faith by the Borrower and certified in writing to the Administrative Agent prior to the date of such capital contribution)), including debt issued or owing to an Affiliate of the Borrower, then no later than the Business Day following the date of receipt of the Net Cash Proceeds thereof, Borrower shall prepay the Obligations (other than Hedging Obligations) in an amount equal to all such Net Cash Proceeds.

          (d) Any prepayments made by the Borrower pursuant to paragraphs (b) or (c) above shall be applied as follows: first, to fees and reimbursable expenses of the Administrative Agent and the Collateral Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents; third, to interest then due and payable on Loans made to the Borrower; and fourth, to the aggregate outstanding principal amount of the Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Pro Rata Shares of the Loans.

          Section 2.10. Interest on Loans.

          (a) The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.

          (b) While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans then due (or overdue) and payable at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations then due (or overdue) and payable hereunder (other than Loans), at the rate in effect for Base Rate Loans, plus an additional 2% per annum.

          (c) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

          (d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

          Section 2.11. Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

          Section 2.12. Computation of Interest and Fees. Interest hereunder based on the Base Rate and all fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

          Section 2.13. Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

     (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

     (ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement.

          Section 2.14. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. If the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date.

          Section 2.15. Increased Costs.

          (a) If any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

     (ii) impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender;

and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall pay such additional amount or amounts sufficient to compensate such Lender, for such additional costs incurred or reduction suffered.

          (b) If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation with respect to capital adequacy) then, from time to time, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s parent corporation for any such reduction suffered.

          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent and certifying that such Lender is similarly charging its other similarly situated borrowers) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender such amount or amounts within 10 days after receipt thereof.

          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender under this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such 90-day period shall be extended to include the period of such retroactive effect.

          Section 2.16. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), other than as a result of a mandatory prepayment required by Section 2.9, (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, unless waived by the Administrative Agent, the Borrower shall compensate each Lender, within ten (10) days after receipt from such Lender of the certificate referred to below, for any loss, cost or expense attributable to such event. Such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.16 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

          Section 2.17. Taxes.

          (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Borrower shall indemnify the Administrative Agent, the Collateral Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent or the Collateral Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

          Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

          (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon (New York time), on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office except that payments pursuant to Section 2.15, 2.16 or 2.17 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

          (c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (d) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.3(b), 2.21(c), or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

          Section 2.19. Mitigation of Obligations; Replacement of Lenders.

          (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments and (iv) this Section 2.19(b) shall have no effect during any period when there are two or fewer Lenders. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS

          Section 3.1. Conditions To Effectiveness. The obligations of the Lenders to make Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

          (a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent as set forth in Section 10.3(a)) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent, the Collateral Agent or SunTrust Capital Markets, Inc., as Arranger.

          (b) The Administrative Agent (or its counsel) and the Collateral Agent shall have received the following:

     (i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

     (ii) duly executed Notes payable to each Lender (if requested);

     (iii) the duly executed Security Agreement, together with (A) UCC-1 financing statements (or assignments or amendments thereof) and other applicable documents under the laws of the jurisdictions with respect to the perfection of the Liens granted under the Security Agreement, as requested by the Collateral Agent in order to perfect such Liens, duly executed by the Borrower (if applicable) and (B) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Borrower reasonably requested by the Lenders, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances;

     (iv) duly executed Control Account Agreements with each bank that maintains deposit accounts, and each securities intermediary that maintains investment accounts, on behalf of the Borrower on the Effective Date;

     (v) the duly executed Pledge Agreements, together with (if applicable) (A) original certificates evidencing the issued and outstanding Capital Stock pledged to the Collateral Agent pursuant to the Pledge Agreement, and (B) stock powers or other appropriate instruments of transfer executed in blank;

     (vi) Mortgages covering all of the Real Estate (subject to exceptions specifically identified to the Collateral Agent by the Borrower and agreed to by the Collateral Agent in its sole discretion), duly completed and executed (as applicable) in sufficient number of counterparts and in proper form for recording and, if reasonably requested, such further supporting evidence of title, legal opinions and evidence that such Mortgages will create a valid and enforceable first priority Lien (except as permitted by Section 6.2) on such Real Estate in favor of the Collateral Agent for the benefit of the Lenders;

     (vii) All property in which the Collateral Agent shall, at such time, be entitled to have a Lien pursuant to this Agreement or any Loan Document (physically delivered to the possession of the Collateral Agent or any bailee accepted by the Collateral Agent) to the extent that such possession is necessary for the purpose of perfecting the Collateral Agent’s Lien in such Collateral;

     (viii) copies of a duly executed letter, in form and substance satisfactory to Collateral Agent, executed by each of the Existing Lenders or the agent thereof, together with (a) UCC-3 or other appropriate termination, amendment or assignment statements, in form and substance satisfactory to Collateral Agent, releasing (or continuing in favor of the Lenders) all liens of the Existing Lenders upon any of the personal property of the Borrower, (b) cancellations and releases, or amendments or assignments, in form and substance satisfactory to the Collateral Agent, releasing (or continuing in favor of the Lenders) all liens of the Existing Lenders upon any of the real property of the Borrower, and (c) any other releases, terminations, similar amendments or assignments or other documents reasonably required by the Collateral Agent to evidence the refinancing in full, as and to the extent set forth in Section 10.15, of Indebtedness owed to the Existing Lenders;

     (ix) a certificate of the Secretary or Assistant Secretary of the Borrower and the Partners, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Person executing the Loan Documents to which it is a party;

     (x) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of the Borrower and the Partners, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Person and each other jurisdiction where such Person is required to be qualified to do business as a foreign corporation;

     (xi) a favorable written opinion of Bracewell & Giuliani LLP, counsel to the Borrower, Enterprise CHOPS and Manta Ray, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Borrower, Enterprise CHOPS and Manta Ray, the Loan Documents and the transactions contemplated therein, as the Administrative Agent or the Required Lenders shall reasonably request; a favorable written opinion of Carol F. Melcher, Associate General Counsel of the Borrower, covering such matters relating to the Borrower, the Partners and Manta Ray, the Loan Documents and the transactions contemplated therein, as the Administrative Agent or the Required Lenders shall reasonably request; a favorable written opinion of Baker Botts L.L.P., counsel to Valero CHOPS, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to Valero CHOPS, the Loan Documents and the transactions contemplated therein, as the Administrative Agent or the Required Lenders shall reasonably request; and a favorable written opinion of Jay Browning, Vice President – Corporate Law and Secretary of Valero, covering such matters relating to Valero CHOPS, the Loan Documents and the transactions contemplated therein, as the Administrative Agent or the Required Lenders shall reasonably request;

     (xii) a certificate, dated the Effective Date and signed by a Responsible Officer, certifying that (x) no Default or Event of Default exists, (y) all representations and warranties of the Borrower and the Partners set forth in the Loan Documents are true and correct in all material respects, and (z) since December 31, 2004, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

     (xiii) a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;

     (xiv) certified (by a Responsible Officer or a secretary of the Borrower) copies of (a) all agreements, indentures or notes governing the terms of any Material Indebtedness, (b) all Material Project Documents, (c) the Assignment (CHOPS), and (d) the Participation Agreement, which together shall constitute all material agreements, documents and instruments to which the Borrower, the Partners or any of their respective assets are bound;

     (xv) certificates of insurance, in form and detail acceptable to the Collateral Agent, describing the types and amounts of insurance (property and liability) covering any of the tangible insurable Collateral maintained by the Borrower, and in each case to the extent required by Section 5.5 naming the Collateral Agent as loss payee or additional insured, as the case may be, together with a lender’s loss payable endorsement in form and substance satisfactory to the Collateral Agent;

     (xvi) (a) a certificate, dated the Effective Date and signed by the chief financial officer (or another officer reasonably acceptable to the Administrative Agent) of the Borrower and each Partner, confirming the solvency of the Borrower and each Partner before and after giving effect to all transactions contemplated to occur on the Effective Date by the Loan Documents (including the refinancing of Existing Debt with Loans), together with (b) the Projections;

     (xvii) copies of (A) the internally prepared quarterly financial statements of Borrower for the Fiscal Quarter ending on March 31, 2005, and (B) the audited financial statements for Borrower and its subsidiaries for the Fiscal Year ending December 31, 2004;

     (xviii) satisfactory evidence that the Partners own directly or indirectly 100% of the legal and beneficial interests in the Capital Stock of the Borrower.

     (xix) satisfactory evidence regarding the scope and materiality of any environmental risks affecting the Borrower;

     (xx) each Effective Date Purchase and Sale Agreement, reflecting the dedication by the Material Producer party thereto of specified volumes of Dedicated

Production (as defined in such Purchase and Sale Agreements) for delivery on the Cameron Highway Oil Pipeline, the terms of which dedication shall be reasonably satisfactory to the Administrative Agent (it being understood that the terms of the copies of the Effective Date Purchase and Sale Agreements initially provided to the Administrative Agent in connection with its decision to enter into this Agreement were satisfactory to the Administrative Agent);

     (xxi) the Sponsor LOCs, each issued in form and from an issuer reasonably satisfactory to the Administrative Agent and noting the Administrative Agent as beneficiary;

     (xxii) a notice, substantially in the form of Exhibit H, from the Borrower to each Material Producer that has executed a Consent; and

     (xxiii) a duly executed Manta Ray Consent.

          (c) the making of the Loans does not violate any Governmental Requirement on the date of or immediately following the Loan and is not enjoined, temporarily, preliminarily or permanently.

          Section 3.2. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent and the Collateral Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent and the Collateral Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

          Section 4.1. Organization; Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

          Section 4.2. Authorization; Enforceability.

          (a) The execution, delivery and performance by the Borrower of each Transaction Document to which it is a party are within its powers, have been duly authorized by all necessary organizational, and if required, Partner action and do not contravene any provision of its organizational documents, any Governmental Requirement or contractual obligation binding on or affecting it or any of its properties or assets that could reasonably be expected to have a Material Adverse Effect, and such execution, delivery and performance do not and will not result in or require the creation of any Lien upon or with respect to any of its properties, other than Permitted Encumbrances and the other Liens created or permitted by the Loan Documents, or result in the acceleration of any obligation under, or in a condition or event that constitutes (or that, upon notice or lapse of time or both, would constitute) an event of default under any material contractual obligation of such party. This Agreement has been, and each other Loan Document to which the Borrower, the Partners or the Sponsors will be a party when delivered hereunder will have been, duly executed and delivered by the Borrower, the Partners or the Sponsors, as the case may be.

          (b) This Agreement and each other Loan Document to which the Borrower is a party are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to the qualification that the enforcement of the rights and remedies herein and therein is subject to (i) bankruptcy and other similar laws of general application affecting rights and remedies of creditors and (ii) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law). The Borrower has delivered to the Lenders and the Administrative Agent (or the Collateral Agent, as applicable) true and complete copies of each executed Material Document, and except as disclosed to the Lenders and the Administrative Agent (or the Collateral Agent, as applicable) in writing, none of the Material Documents have been amended, modified or terminated. The Borrower has disclosed in writing to the Lenders and the Administrative Agent all notices of default under any Transaction Document. Neither the Borrower, the Partners, the Sponsors nor, to the Borrower’s knowledge, any other Transaction Party is in default under this Agreement or the other executed Material Documents. Neither the Borrower, the Partners, the Sponsors nor, to the Borrower’s knowledge, any other Transaction Party is in default under any other executed Transaction Document, except (i) defaults that could not reasonably be expected to have a Material Adverse Effect and (ii) defaults by other Transaction Parties (other than the Borrower, the Partners and the Sponsors) under Additional Purchase and Sale Agreements.

          Section 4.3. Other Material Agreements. Other than as permitted hereby, the Borrower is not a party to any agreement providing for, evidencing, securing or otherwise relating to any Indebtedness of the Borrower, and all obligations of the Borrower to issuers of surety or appeal bonds have been issued for account of the Borrower except to the extent permitted by the Transaction Documents.

          Section 4.4. Governmental Approvals; Material Permits; No Conflicts.

          (a) All material Governmental Approvals, including without limitation, all Material Permits, that are at any time required to be obtained or made by the Borrower in connection with (i) the development, use, ownership, financing and maintenance of the Cameron Highway System and (ii) any Loans and granting of Liens under, and the execution, delivery and performance by the Borrower of, the then existing Transaction Documents, have been (or will be at such time as it is necessary to be) obtained and are in full force and effect. No material change in the facts or circumstances reported or assumed in the applications for the granting of such Material Permits exists (except such change which could not reasonably be expected to result in any revocation of such Material Permits or any material fine, penalty or other action being taken against the Borrower by any Governmental Authority), and there are not any proceedings pending or, to the knowledge of the Borrower, threatened which would reasonably be expected to jeopardize the validity of such Material Permits. The Borrower does not have any reason to believe that it will be unable to obtain or maintain the Material Permits in the ordinary course of business and at such time or times as may be necessary to avoid any substantial delay in, or material impairment to, the consummation and performance of the Transactions.

          (b) All Governmental Approvals and other filings, recordings, registrations and other actions have been made, obtained and taken in all relevant jurisdictions that are necessary to create and perfect the Liens provided for in the Security Documents, and the Collateral Agent, for the benefit of itself and Lenders, will hold the Liens provided for in the Security Documents, and the Security Documents shall constitute a valid, direct, continuing first priority Lien on the Collateral, subject only to Permitted Encumbrances and other Liens permitted by the Loan Documents.

          (c) The execution, delivery and performance by the Borrower of the Loan Documents, including this Agreement, and the Material Project Documents do not contravene or violate any provision of the organizational documents of the Borrower.

          Section 4.5. Financial Condition; No Material Adverse Change; Material Obligations.

          (a) On the date of the initial Loan, the financial statements delivered pursuant to Section 3.1(b)(xvii) present fairly, in all material respects, the financial position of the Borrower as of such date in accordance with GAAP, subject to year-end adjustments and the absence of footnotes.

          (b) Since December 31, 2004, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower or the Project. As of the Effective Date, the Borrower has no material assets other than the Project Documents and the other assets listed on Schedule 4.5(b) and has not entered into any material agreements or incurred any material obligations other than as contemplated by this Agreement or the Project Documents.

          Section 4.6. Properties.

          (a) The Borrower has marketable title to the property material to its business, free and clear of all Liens except for Permitted Encumbrances or Liens otherwise permitted or contemplated by this Agreement or the other Loan Documents.

          (b) The Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business or to the construction and operation of the Cameron Highway System, and the use thereof by the Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          Section 4.7. Litigation and Environmental Matters.

          (a) There is no action, suit or proceeding by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower which (i) could reasonably be expected to result in a Material Adverse Effect or (ii) challenges the validity of this Agreement, any Note, or any other Loan Document or Project Document.

          (b) The Borrower’s conduct of operations on its properties is in substantial compliance with all applicable orders of any court or Governmental Authority and all applicable Environmental Laws, except where the failure to comply with such orders or Environmental Laws could not reasonably be expected to result in a Material Adverse Effect. The Borrower (i) has not failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has not become subject to any Environmental Liability, (iii) has not received notice of any claim with respect to any Environmental Liability and (iv) does not know of any basis for any Environmental Liability, in each case that could reasonably be expected to result in a Material Adverse Effect.

          (c) All Hazardous Materials or solid waste generated at any and all property of the Borrower which have in the past been transported, treated and disposed of by the Borrower have been so transported, treated and disposed of only by carriers maintaining valid permits under applicable Environmental Laws, except to the extent the failure to have such Hazardous Materials transported, treated or disposed by such carriers could not reasonably be expected to have a Material Adverse Effect, and only at treatment, storage and disposal facilities which, to the Borrower’s actual knowledge, have maintained valid permits under applicable Environmental Laws, and have been and are operating in compliance with such permits, except to the extent the failure to have such Hazardous Materials treated, stored or disposed of at such facilities, or the failure of such carriers or facilities to so operate, could not reasonably be expected to have a Material Adverse Effect.

          (d) To the Borrower’s actual knowledge, no Hazardous Materials have been disposed of or otherwise released and there has been no threatened release of any Hazardous Materials on or to any property of the Borrower except in compliance with Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          Section 4.8. Compliance with Laws and Agreements. The Borrower is in compliance with all Governmental Requirements applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

          Section 4.9. Investment Company Act Status. The Borrower is not an “investment company” or a company “controlled” by an “investment company” that is incorporated in or organized under the laws of the United States of America or any “State,” as those terms are defined in the Investment Company Act of 1940, as amended. The execution and delivery by the Borrower of this Agreement and the other Loan Documents and its performance of the obligations provided for therein, will not result in a violation of the Investment Company Act of 1940, as amended.

          Section 4.10. Public Utility Holding Company Act Status. The Borrower is not a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          Section 4.11. Taxes. The Borrower has (a) timely filed or caused to be filed all Tax returns and reports required to have been filed, and (b) paid or caused to be paid all Taxes levied upon it or any of its property or income which are due and payable, including interest and penalties, except (i) such Taxes, interest and penalties as are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves for the payment thereof or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

          Section 4.12. ERISA. No ERISA Reportable Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Reportable Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower, nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the Effective Date sponsored, maintained or contributed to, any Plan or any Multiemployer Plan.

          Section 4.13. Disclosure.

          (a) The Borrower has disclosed to the Lenders and the Administrative Agent all material agreements, documents and instruments to which the Borrower, the Partners or any of their respective assets are bound.

          (b) None of the statements, exhibits, documents, reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to any Lender, the Administrative Agent or the Collateral Agent in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or in any other Transaction Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than omissions that pertain to matters of a general economic nature); provided, however, it is understood that, with respect to such statements, exhibits, documents, reports, financial statements, certificates or other information, any estimates or projections contained therein are based upon information that was currently available and believed to be correct on the Effective Date and upon assumptions believed to be reasonable on the Effective Date and the Borrower does not warrant that such estimates and projections will ultimately prove to have been accurate. The representations and warranties made by the Borrower, the Partners and the Sponsors in each Material Document are true and correct in all material respects as of the date made or deemed made, and, to the best of the Borrower’s knowledge, the representations and warranties made by the Transaction Parties (other than the Borrower, the Partners and the Sponsors) in each Material Document are true and correct in all material respects as of the date made or deemed made. The representations and warranties made by each of the Borrower, the Partners and the Sponsors in each Transaction Document (other than the Material Documents) are true and correct in all material respects as of the date made or deemed made except as could not reasonably be expected to have a Material Adverse Effect, and, to the best of the Borrower’s knowledge, the representations and warranties made by the Transaction Parties (other than the Borrower, the Partners and the Sponsors) in each such Transaction Document (other than the Additional Purchase and Sale Agreements) are true and correct in all material respects as of the date made or deemed made except as could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Borrower that has not been disclosed in writing to the Lenders and the Administrative Agent that could reasonably be expected to have a Material Adverse Effect.

          Section 4.14. Business of the Borrower.

          (a) The sole business of the Borrower is the ownership, development, construction, financing and operation of the Cameron Highway System.

          (b) All insurance required by Section 5.5 is in full force and effect.

          (c) No event of force majeure under any Transaction Document has occurred and is continuing that could reasonably be expected to result in the termination of any Transaction Document or to have a Material Adverse Effect. Neither the business nor the property of the Borrower has been affected in a manner that has had or could reasonably be expected to have a Material Adverse Effect as a result of any Taking.

          (d) All easements, leaseholds, other property interests, all utility and other services, means of transportation, facilities, other materials and other rights that are necessary for the acquisition, development, construction, installation and operation of the Cameron Highway System in accordance with all Governmental Requirements and the Transaction Documents (including, without limitation, gas, electrical, water and sewage services and facilities) have been procured pursuant to Transaction Documents or, to the best of the Borrower’s knowledge, are otherwise commercially available to the Project and, to the extent appropriate, arrangements have been made on commercially reasonable terms for such easements, interests, services, means of transportation, facilities, materials and rights.

          (e) None of the proceeds from the Borrowings will be used, directly or indirectly, for the purpose of buying or carrying any “margin stock” within the meaning of Regulation U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

          Section 4.15. Subsidiaries. The Borrower has no Subsidiaries.

          Section 4.16. OFAC. None of the Borrower, the Partners or the Sponsors (a) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (c) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

          Section 4.17. Patriot Act. Each of the Borrower, the Partners and the Sponsors is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V

AFFIRMATIVE COVENANTS

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder or under the other Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

          Section 5.1. Financial Statements and Other Information.

          (a) The Borrower will furnish to the Administrative Agent and each Lender:

     (i) as soon as available and in any event within 120 days after the end of each Fiscal Year, an audited balance sheet of the Borrower as at the end of such year and the related statements of operations, partners’ equity and cash flows of the Borrower for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and accompanied by a report thereon of Deloitte or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly, in all material respects, the financial condition of the Borrower as at the end of such Fiscal Year, and the results of operations and cash flows for such Fiscal Year in accordance with GAAP consistently applied;

     (ii) as soon as possible and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited balance sheet of the Borrower as at the end of such quarter and the related statements of operations and partners’ equity for such Fiscal Quarter and cash flows for the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of)

the previous Fiscal Year, all in reasonable detail and certified by a Financial Officer of the Borrower that such financial statements fairly present, in all material respects the financial condition of the Borrower as at the end of such Fiscal Quarter, and the results of operations for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, and cash flows for such Fiscal Year-to-date, of the Borrower in accordance with GAAP consistently applied, subject to normal, year-end audit adjustments and the absence of MD&A and footnotes;

     (iii) concurrently with any delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer of the Borrower (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (B) stating whether any change in GAAP or in the application thereof has occurred since the Effective Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

     (iv) as soon as possible and in any event within five days after the occurrence of any Default or Event of Default, a certificate of a Financial Officer of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower proposes to take with respect thereto;

     (v) all material written communications given or received by the Borrower relating to any claims or proceedings with respect to any Governmental Approval or amending, modifying or affecting any Governmental Approval then required to be in effect;

     (vi) written notice of the occurrence of any event giving rise to a claim under any insurance policy in an amount greater than $5,000,000 together with copies of any document relating thereto, including copies of any such claim, in the possession or control of the Borrower or any agent of the Borrower; and

     (vii) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of this Agreement or any Loan Agreement, as the Administrative Agent or any Lender may reasonably request.

The electronic posting of any financial statements, reports, notices or other items required to be furnished pursuant to this Section 5.1 on a website established for Lender and Administrative access shall constitute delivery for all purposes of this Section 5.1.

          Section 5.2. Notices of Material Events. The Borrower will furnish to each Lender written notice of the following promptly after the Borrower becomes aware thereof:

          (a) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

          (b) written notice of the occurrence of the commencement of any proceeding before any Governmental Authority seeking to subject the Cameron Highway System to the jurisdiction of any Governmental Authority;

          (c) the occurrence of any ERISA Reportable Event that, alone or together with any other ERISA Reportable Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

          (d) any termination or event of default notice under any Transaction Document;

          (e) the Borrower obtaining actual knowledge that BP is engaged in ongoing, bona fide negotiations relating to the transfer of, or is transferring or has transferred, its obligations under the BP Purchase and Sale Agreement, in whole or in part; and

          (f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

          Each notice delivered under this Section 5.2 shall be accompanied by a statement of a Financial Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          Section 5.3. Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary and lawful in order to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3.

          Section 5.4. Payment of Obligations. The Borrower will pay its obligations, including (a) all material Tax liabilities imposed upon it or upon its property, and (b) all material claims (including, but not limited to, claims for labor, materials, supplies or services) which might, if not paid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

          Section 5.5. Maintenance of Properties; Insurance.

          (a) The Borrower will acquire, maintain and preserve, develop, operate and construct in substantial conformity with all Transaction Documents, prudent engineering and operating practices consistent with like facilities and in material conformity with all Governmental Requirements, all elements of the Project which are used or necessary in the conduct of its business in good working order and condition (including without limitation, inventories, spare parts and system redundancies), ordinary wear and tear excepted.

          (b) The Borrower will maintain, or cause to be maintained, insurance covering it, and its properties (including the Project) in effect at all times in such amounts and covering such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general area in which the Borrower operates and as is reasonably requested by the Collateral Agent, such insurance coverage to include limits and coverage provisions sufficient to satisfy the requirements set forth in the Transaction Documents, but in no event less than the limits and coverages described in Schedule 5.5(b) hereto. In addition:

     (i) Each policy for liability insurance shall provide for all losses to be paid directly to the Person who shall have incurred the damage or injury covered by such policy. If any policy for liability insurance described in Schedule 5.5(b) is permitted to be written on a “claims made” basis, such insurance policy shall have a retroactive date (as such term is specified in such policy) no earlier than the Effective Date. Each time any policy written on a “claims made” basis is not renewed or the retroactive date of such policy is to be changed, the Borrower shall obtain, or cause to be obtained, for each such policy or policies the broadest basic and supplemental extended reporting period coverage, or “tail”, reasonably available in the commercial insurance market for each such policy or policies, as determined in the sole reasonable judgment of the Required Lenders, but in no event less than five years after the expiration of such policy or policies.

     (ii) Each policy for property damage insurance shall provide for all amounts payable by the insured and/or insurer with respect to any property damage (except for property damage or losses of less than $5,000,000 per occurrence, so long as the Collateral Agent has not notified the payor under any such insurance policy that a Default or an Event of Default has occurred and is continuing) to be paid directly to the Collateral Agent on behalf of the Lenders.

     (iii) Each such policy shall (except as specifically set forth below), in addition, (A) subject to the last sentence of this clause (iii), be maintained with financially sound and responsible insurance carriers either (x) rated A- X or better by A.M. Best, (y) with an investment grade rating by S&P or a rating agency of recognized standing acceptable to the Administrative Agent or (z) otherwise acceptable to the Administrative Agent; (B) with respect to each policy for liability insurance only, name the Borrower as a named insured and the Administrative Agent (in its capacity as Administrative Agent and on behalf of Lenders) and Collateral Agent as an additional insured thereunder (without any representation or warranty by or obligation upon the Collateral Agent, the Administrative Agent or Lenders), (C) with respect to each policy for liability insurance only, contain a severability of interests or cross liability clause, (D) provide that there shall be no recourse against any Lender, the Administrative Agent or the Collateral Agent for payment of premiums or other amounts with respect thereto, (E) provide that, as against the Borrower, the Lenders, the Administrative Agent and the Collateral Agent, there shall be no rights of subrogation, set-off, counterclaim or any other deduction, (F) with respect to each policy for liability insurance only, provide that such insurance shall be primary, without right of contribution from any other insurance which may be carried by the Collateral Agent, any Lender or the Administrative Agent, (G) with respect to each policy for property insurance only, provide that the Borrower shall in no event be deemed to be a co-insurer in respect of any covered claim or loss thereunder, (H) provide that at least 30 days’ prior written notice of reduction, cancellation or lapse and at least 10 days’ prior written notice of non-payment of premium shall be given to the Collateral Agent by the insurer and (I) provide that the Collateral Agent may (but shall not be obligated to) cure any lapse or breach by the Borrower during such 30 day period (or 10 day period, in the case of non-payment). Notwithstanding clause (A) above, the Borrower may utilize, or cause to be utilized, an Affiliate’s captive insurance program (“Captive Insurance”) to provide property insurance subject to such Affiliate maintaining an investment grade rating with any two of S&P, Moody’s and Fitch, and if the Affiliate does not meet such ratings criteria, then the Captive Insurance shall not be accepted and the property insurance shall be required to be written directly with an insurance carrier or carriers that meet the ratings requirements set forth in clause (A) above, unless otherwise approved by the Administrative Agent in consultation with its insurance consultant.

     (iv) The Borrower shall deliver to the Collateral Agent cover notes, certificates of insurance, or equivalent documentation satisfactory to the Collateral Agent in sufficient copies for each Lender. In addition, if reasonably requested by the Collateral Agent, the Borrower shall furnish the Collateral Agent with approved certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits and the policy term and shall specifically list the special provisions enumerated for such insurance required by this Section 5.5(b) and Schedule 5.5(b) hereto.

     (v) Concurrently with the furnishing of the certification referred to in clause (iv) above and within 30 days following the renewal of any insurance policy, the Borrower shall furnish to the Administrative Agent and the Collateral Agent a report of an independent broker, signed by an officer of the broker, stating that all premiums then due have been paid and that, in the opinion of such broker, the insurance then carried or to be renewed is in accordance with the terms of this Section 5.5(b) and Schedule 5.5(b) hereto.

     (vi) No provision of this Section 5.5(b) and Schedule 5.5(b) hereto or any provision of this Agreement or any Transaction Document shall impose on any Lender, the Administrative Agent or the Collateral Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower, nor shall any Lender, the Administrative Agent or the Collateral Agent be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter.

     (vii) The Borrower upon the reasonable request of Administrative Agent or the Collateral Agent will amend the amount and scope of coverage of any of the insurance policies described in Schedule 5.5(b) hereto to cover such risks which, in the reasonable judgment of the Administrative Agent or the Collateral Agent, would render such coverage materially inadequate.

          Section 5.6. Books and Records; Inspection Rights.

          (a) The Borrower will keep proper books of record and account, in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, revenues and assets, and all costs and expenses in connection with the Project, in accordance with GAAP.

          (b) The Borrower will at any time and from time to time upon reasonable notice, but subject nevertheless to the provisions of Section 10.11, permit the Lenders, the Administrative Agent, the Collateral Agent and any of their respective agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Borrower and to discuss the affairs, finances and accounts of the Borrower and of the Project with the Borrower and its officers, accountants and engineers.

          Section 5.7. Compliance with Laws. The Borrower will (a) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property or the development, construction, maintenance, ownership, operation or use of the Cameron Highway System, and will cause all persons using or occupying the Cameron Highway System to so comply, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) obtain and maintain all Material Permits. The Borrower will immediately pay or cause to be paid when due all costs and expenses incurred in such compliance, except to the extent that such compliance is contested in good faith by the Borrower under circumstances where none of the Collateral or the continued operation thereof, or the Liens of the Collateral Agent thereon, will be endangered nor all or any portion of the Project will be subject to loss or forfeiture.

          Section 5.8. Use of Proceeds. The proceeds of the Loans will be used only (a) to refinance all Existing Debt (including any make-whole premiums, accrued interest and other obligations in connection therewith) as and to the extent set forth in Section 10.15 and (b) to finance the Partner Distribution. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations U and X.

          Section 5.9. Environmental Matters. The Borrower will establish and implement such procedures as may be necessary to continuously determine and assure that any failure of the following does not have a Material Adverse Effect: (a) all property of the Borrower, including the Project, and the operations conducted thereon are in compliance with and do not violate the requirements of any Environmental Laws, (b) no oil or solid wastes are disposed of or otherwise released on or to any property owned by the Borrower except in compliance with Environmental Laws, (c) no Hazardous Material will be released on or to any such property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (d) no Hazardous Material is released on or to any such property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

          Section 5.10. Maintain Title to Collateral; Mortgages.

          (a) Subject to Section 6.3, the Borrower will maintain good and valid rights and title to the Collateral purported to be covered by the Security Documents to which the Borrower is a party.

          (b) The Borrower shall deliver Mortgages (or similar documents requested by the Collateral Agent) to the Collateral Agent covering the Real Estate obtained by the Borrower or Manta Ray after the Effective Date reasonably promptly after obtaining such Real Estate, such Mortgages (or similar documents) to be duly completed and executed (as applicable) in sufficient number of counterparts and in proper form for recording. If reasonably requested by the Collateral Agent, the Borrower shall provide further supporting evidence of title, legal opinions or other evidence that such Mortgages (or similar documents) will create a valid and enforceable first priority Lien (except as permitted by Section 4.6(a)) on such Real Estate in favor of the Collateral Agent for the benefit of the Lenders.

          Section 5.11. Further Assurance. The Borrower will (a) promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Administrative Agent or the Collateral Agent may reasonably request in order to fully give effect to the interests and properties purported to be covered by the Security Documents, (b) promptly correct, or cause to be corrected, any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof and execute, acknowledge and deliver, and record and re-record, file and re-file and register and re-register, any and all such further acts, deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document and (ii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Lenders, the Administrative Agent and the Collateral Agent the rights granted or now or hereafter intended to be granted to the Lenders, the Administrative Agent and the Collateral Agent under any Loan Document or under any other instrument executed in connection with any Loan Document or that the Borrower may be or become bound to convey, mortgage or assign to the Lenders, the Administrative Agent and the Collateral Agent in order to carry out the intention or facilitate the performance of the provisions of any Loan Document, and (c) take all other actions and make all other assurances required by the Security Documents. The Borrower will furnish to the Collateral Agent evidence satisfactory to it of every such recording, filing or registration.

          Section 5.12. Performance of Transaction Documents.

          (a) The Borrower shall perform and observe all terms and provisions of each Material Document to which it is a party, maintain such Material Documents in full force and effect in accordance with their terms (unless replaced in compliance with Section 7.1(t) for the applicable types of Material Documents), and enforce such Material Documents in accordance with their terms.

          (b) The Borrower shall perform and observe all terms and provisions of each Transaction Document (other than the Material Documents, all of which are governed by Section 5.12(a)) to which it is a party, maintain such Transaction Documents in full force and effect in accordance with their terms, and enforce such Transaction Documents in accordance with their terms, except in each case as could not reasonably be expected to have a Material Adverse Effect.

          (c) The Borrower shall take all such action concerning enforcement of any Transaction Document as the Administrative Agent or the Collateral Agent may from time to time reasonably request. If any Transaction Party (other than the Borrower, a Lender, the Administrative Agent or the Collateral Agent) asserts in writing its belief that a Transaction Document is not valid or binding upon such obligor, the Borrower shall allow the Administrative Agent and the Collateral Agent the right to participate in any proceeding relating thereto.

          Section 5.13. Additional Purchase and Sale Agreements. If any Affiliate of the Borrower enters into an Additional Purchase and Sale Agreement with respect to the Project, the Borrower shall promptly have such document assigned to it (if the Borrower is not already a party thereto).

          Section 5.14. [Reserved]

          Section 5.15. Financial Covenants. On the last day of each Fiscal Quarter that is listed below for which financial statements have or are required to have been delivered pursuant to Section 5.1, EBITDA shall equal or exceed the threshold set forth opposite such Fiscal Quarter in the table below:

Fiscal Quarter Ending:	EBITDA
December 31, 2005	$8,000,000

March 31, 2006	$10,000,000

          Section 5.16. Valero/Valero LP Transaction. Notwithstanding any provision in any Financing Document, the Partners and the Sponsors shall have the right to consummate the transfer of partnership interests in the Borrower held by Valero CHOPS to Valero LP or a Subsidiary of Valero LP as described in Section 3.4(a)(viii) of the Partnership Agreement, as such Section is in effect on the Effective Date; provided that, for the avoidance of doubt, subsequent thereto, the Collateral Agent shall continue to have a first priority perfected Lien on 100% of the Capital Stock of the Borrower.

          Section 5.17. Accounts. With respect to each deposit account and securities account of the Borrower that is opened after the Effective Date, the Borrower shall obtain duly executed Control Account Agreements with each bank that maintains such deposit accounts, and each securities intermediary that maintains such investment accounts, on behalf of the Borrower, as soon as practicable (and in any event within ten (10) Business Days after the opening of such account, which ten (10) Business Day period may be extended by the Administrative Agent in its sole discretion).

          Section 5.18. Post-Closing Deliveries. The Borrower shall (a) deliver, or cause to be delivered, to the Administrative Agent each item set forth in Schedule 5.18, in form and substance satisfactory to the Administrative Agent and together with each certificate or other document ancillary thereto and reasonably requested by the Administrative Agent and (b) perform, or cause to be performed, each action set forth in Schedule 5.18 together with each ancillary action reasonably requested by the Administrative Agent to be performed by the Borrower or any Affiliate thereof in connection therewith, in each case within the periods set forth opposite each such item or action on such Schedule or such later period as may be agreed to by the Administrative Agent in its sole discretion.

ARTICLE VI

NEGATIVE COVENANTS

          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder or under the other Loan Documents have been paid in full, the Borrower covenants and agrees with the Lenders that:

          Section 6.1. Indebtedness. The Borrower will not create, incur, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness created under the Loan Documents;

          (b) Indebtedness existing in connection with Interest Rate Agreements, provided that such Interest Rate Agreements are entered into by the Borrower in the ordinary course of business and for the purpose of hedging against fluctuations in interest rates;

          (c) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, or to secure the performance to tenders, statutory obligations, surety and appeal bonds, bids, leases, construction, operating and maintenance agreements, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; provided, that the aggregate amount of Indebtedness described by this Section 6.1(c) shall not exceed $25,000,000 at any time;

          (d) unsecured Indebtedness having an aggregate principal amount not exceeding $25,000,000 at any one time outstanding; provided that for such Indebtedness to be permitted under this clause (d), the weighted average life to maturity of such Indebtedness shall be required to be greater than, and the final maturity date of such Indebtedness shall be required to be later than, that of the Loans, and each of the other material terms (including financial covenants, negative covenants and defaults) of such Indebtedness shall be no more restrictive to the Borrower than the terms of this Agreement; and

          (e) other unsecured Indebtedness consented to by the Administrative Agent, such consent not to be unreasonably withheld.

          Section 6.2. Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (a) Permitted Encumbrances; and

          (b) Liens securing the Obligations.

          Section 6.3. Fundamental Changes.

          (a) The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (except as permitted by Section 6.3(c)) or liquidate or dissolve.

          (b) The Borrower will not engage in any business other than the development, construction, financing and operation of the Cameron Highway System and businesses reasonably related thereto.

          (c) The Borrower will not sell, lease, transfer or otherwise dispose of all or any substantial part of its assets, including without limitation, any portion of the Project, except (i) sales pursuant to Transaction Documents (other than Transactions Documents entered into for the primary purpose of selling, leasing, transferring or disposing of assets), the net proceeds of which shall not exceed $10,000,000 per calendar year, (ii) sales of inventory in the ordinary course of business, (iii) sales of equipment if the same have been replaced to the extent necessary for the continued operation of the Project, the net proceeds of which shall not exceed $12,000,000 per calendar year, (iv) sales of obsolete, worn out or surplus property in the ordinary course of business, (v) sales of assets that will not have a material effect on the continued operation of the Project, the net proceeds of which shall not exceed $15,000,000 per calendar year and (vi) the granting of rights of way and easements necessary in connection with the operation of the Project.

          (d) The Borrower will not discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

          Section 6.4. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not purchase, hold or acquire (including pursuant to any merger) any Capital Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, in each case except (a) Permitted Investments and (b) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, or to secure the performance to tenders, statutory obligations, surety and appeal bonds, bids, leases, construction, operating and maintenance agreements, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; provided, that the aggregate amount of investments described by this Section 6.4(b) shall not exceed $25,000,000 at any time.

          Section 6.5. Hedging Agreements. The Borrower will not enter into any Hedging Agreement, other than Interest Rate Agreements permitted under Section 6.1(b).

          Section 6.6. Restricted Payments. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Partner Distribution and (b) any other Restricted Payment made in cash for which all of the Distribution Conditions have been satisfied both before and after giving effect to such Restricted Payment.

          Section 6.7. Transactions with Affiliates. The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) for agreements existing on the Effective Date and described on Schedule 6.7(a), a copy of each such agreement having been delivered to the Administrative Agent, or replacements thereof on substantially the same terms, (b) for agreements on terms no less favorable to the Borrower than if the transaction had been negotiated in good faith on an arm’s length basis with a non-Affiliate; provided that such agreements shall have been approved by the Required Lenders (such consent not to be unreasonably withheld) to the extent that in the aggregate, on an annual basis, such agreements exceed $10,000,000 in value (except to the extent such agreements are purchase and sale agreements or otherwise relate to delivery transactions on the Cameron Highway Oil Pipeline, in which case no such approval shall be required), and (c) any Restricted Payment permitted by Section 6.6.

          Section 6.8. Restrictive Agreements. The Borrower will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement, (ii) restrictions and conditions existing on the Effective Date hereof identified on Schedule 6.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), and (iii) customary provisions in leases restricting the assignment thereof.

          Section 6.9. [Reserved.]

          Section 6.10. Management Fees. The Borrower will not pay any management fee to any Person other than Manta Ray or any successor thereto under the terms of the Operation and Management Agreement.

          Section 6.11. Subsidiaries. Notwithstanding anything to the contrary in any Loan Document, the Borrower will not (a) form or own any Subsidiaries, (b) become a general or limited partner in any partnership or a joint venturer in any joint venture, (c) acquire any ownership or Capital Stock in or make any capital contribution to any Person, (d) enter into any profit sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person or (e) enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person other than, in the case of clause (e), as expressly contemplated by the Loan Documents.

          Section 6.12. Project Changes. The Borrower will not make any material changes to the operation of the Project without the prior written consent of the Administrative Agent, unless such changes could not reasonably be expected to result in a Material Adverse Effect.

          Section 6.13. Compliance With ERISA. The Borrower will not establish or permit to exist, or participate in, any Plan, any Multiemployer Plan or any Welfare Plan.

          Section 6.14. Amendments. The Borrower will not (a) cancel or terminate, or consent to or otherwise permit the cancellation or termination of, any Material Project Document (other than (i) termination in accordance with the terms thereof after full performance of the obligations by each party thereto or (ii) if a replacement contract is entered into in compliance with Section 7.1(t) (for the applicable types of Material Project Documents)), or (b) amend or otherwise modify, or give any consent, waiver or approval to any variation of or deviation from, the material terms of any Material Project Document, or (c) consent to or permit or accept any prepayment of amounts to become due under or in connection with any Material Project Document, or (d) sell, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law or otherwise) any part of its interest in any Material Project Document, or (e) waive, fail to enforce, forgive, compromise, settle, adjust or release any material right, interest or entitlement, howsoever arising, under, or in respect of any Material Project Document, or (f) consent to any assignment or transfer by any Material Producer party to any Effective Date Purchase and Sale Agreement of such Effective Date Purchase and Sale Agreement, except, in the case of each of (a) through (f), (X) if such action could reasonably be expected to result in a Material Adverse Effect, with the consent of all Lenders and (Y) otherwise, with the consent of the Required Lenders. The determination whether the action will require a vote under clause (X) or (Y) of this Section 6.14 will be made by the Administrative Agent acting reasonably in accordance with such provisions, after consultation with the Borrower.

          Section 6.15. Sale and Leasebacks. The Borrower will not enter into any sale and leaseback transactions.

ARTICLE VII

EVENTS OF DEFAULT

          Section 7.1. Events of Default. If any of the following events (each an “Event of Default”) shall occur:

          (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b) the Borrower shall fail to pay any interest on any Loan or any fee, or any other amount (other than an amount referred to in clause (a) of this Section) payable under any Interest Rate Agreement with a Lender or a Secured Affiliate, this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

          (c) any representation or warranty made or deemed made by or on behalf of any Partner or the Borrower in or in connection with the Loan Documents or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with the Loan Documents or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

          (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.2, 5.3 (with respect to the Borrower’s existence), 5.5, 5.8, 5.15, 5.16, 5.18 or in Article VI;

          (e) Any Sponsor, Partner or the Borrower shall fail to observe or perform any covenant, condition or agreement contained (i) in this Agreement (other than those specified in clause (a), (b), or (d) of this Section), and such failure shall continue unremedied for a period of 15 Business Days after written notice thereof from the Administrative Agent to the Borrower (which notice shall be given at the request of any Lender), or (ii) in any other Loan Document and such failure shall continue unremedied for a period of 15 Business Days after written notice thereof from the Administrative Agent to the Borrower (which notice shall be given at the request of any Lender);

          (f) the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Producer or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Producer or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; provided, however, that solely with respect to the Material Producers, an Event of Default shall not exist under this clause (h) if the net economic value to the Borrower of the Transaction Document(s) to which such Material Producer is a party is less than $10,000,000 per annum or such Transaction Document(s) is replaced by a contract with or assigned to a third party satisfactory to the Required Lenders, with substantially the same terms and conditions, within 30 days of the commencement of such involuntary proceeding or such filing of an involuntary petition;

          (i) The Borrower or any Material Producer shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; provided, however, that solely with respect to the Material Producers, an Event of Default shall not exist under this subsection (i) if the net economic value to the Borrower of the Transaction Document(s) to which such Material Producer is a party is less than $10,000,000 per annum or such Transaction Document(s) is replaced by a contract with or assigned to a third party satisfactory to the Required Lenders, with substantially the same terms and conditions, within 30 days of the commencement of such voluntary proceeding or such filing of a voluntary petition;

          (j) the Borrower or any Material Producer shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due;

          (k) one or more judgments that are not covered by insurance for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment;

          (l) an ERISA Reportable Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Reportable Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

          (m) a Change in Control shall occur;

          (n) a breach of representation or warranty having a Material Adverse Effect, or a material default, under any Effective Date Purchase and Sale Agreement shall occur and shall continue after the applicable grace period, if any, specified therein;

          (o) the Borrower shall at any time abandon the Project;

          (p) the termination of the Interconnect Agreement or any Effective Date Purchase and Sale Agreement; provided, however that such termination shall not result in an Event of Default if (i) approved in advance in accordance with Section 6.14, if applicable or (ii) such

Effective Date Purchase and Sale Agreement or Interconnect Agreement is terminated in accordance with its terms after full performance of the obligations by each party thereto;

          (q) the Borrower or the Project becomes subject to an Environmental Liability that could reasonably be expected to result in a Material Adverse Effect;

          (r) the Security Documents, shall for any reason, except to the extent permitted by the terms hereof or thereof, cease to create a valid and perfected first priority Lien, subject to Permitted Encumbrances (to the extent purported to be granted by such documents), in any portion of the Collateral;

          (s) there shall occur an actual or constructive total loss of the Project; or there shall occur a Taking of all or substantially all of the Project; or

          (t) any material provision of any Material Project Document shall for any reason other than the express terms thereof cease to be valid and binding on any party thereto or the Borrower or any Transaction Party which is a party to such Material Project Document shall so assert in writing, provided, however, that, except with respect to any Effective Date Purchase and Sale Agreement and the Interconnect Agreement, such cessation or assertion shall not result in an Event of Default if a replacement contract for such Material Project Document is entered into within 30 days following such termination and such replacement contract has been approved Administrative Agent;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent or the Collateral Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately; (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be due and payable, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) exercise all remedies contained in any other Loan Document; and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

          Section 7.2. Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Administrative Agent, the Collateral Agent or any of the Lenders after an Event of Default arises shall be applied as follows:

          (a) first, to the reimbursable expenses of the Administrative Agent and the Collateral Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

          (b) second, to the fees and other reimbursable expenses of the Administrative Agent and the Collateral Agent then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

          (c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

          (d) fourth, to interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

          (e) fifth, to the aggregate outstanding principal amount of the Loans and the Net Mark-to-Market Exposure of the Borrower, to the extent secured by Liens, until the same shall have been paid in full, allocated pro rata among the Lenders and any Secured Affiliates that hold Net Mark-to-Market Exposure based on their respective pro rata shares of the aggregate amount of such Loans and Net Mark-to-Market Exposure; and

          (f) to the extent any proceeds remain, to the Borrower.

All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares.

          Section 7.3. Sponsor LOCs. . Without limiting any other remedies of the Collateral Agent and the Administrative Agent set forth herein or in the other Loan Documents, upon the occurrence and during the continuance of an Event of Default, or upon the occurrence of any other conditions that permit drawing under and as set forth in the Sponsor LOCs (including any exhibits, annexes, and schedules thereto), the Administrative Agent may, and upon the written request of the Required Lenders shall, draw on the Sponsor LOCs, in whole or in part, in one draw or a series of draws, and in each case pro rata between the two Sponsor LOCs, and shall apply the proceeds thereof against the Obligations in the manner set forth in Section 7.2.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

          Section 8.1. Appointment of Administrative Agent. Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          Section 8.2. Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

          Section 8.3. Lack of Reliance on the Administrative Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

          Section 8.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with the Loan Documents, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of the Loan Documents.

          Section 8.5. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

          Section 8.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

          Section 8.7. Successor Administrative Agent.

          (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

          (b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative

Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 8.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article VIII shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

          Section 8.8. Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

ARTICLE IX

THE COLLATERAL AGENT

          Section 9.1. Appointment of Collateral Agent. Each Lender irrevocably appoints SunTrust Bank as the Collateral Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Collateral Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Collateral Agent. The Collateral Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Collateral Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Collateral Agent.

          Section 9.2. Nature of Duties of Collateral Agent. The Collateral Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Collateral Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the

Borrower that is communicated to or obtained by the Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Collateral Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Collateral Agent by the Borrower, any Lender, or the Administrative Agent, and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent. The Collateral Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

          Section 9.3. Certain Rights of the Collateral Agent. If the Collateral Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with the Loan Documents, the Collateral Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders, and the Collateral Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of the Loan Documents.

          Section 9.4. Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Collateral Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

          Section 9.5. The Collateral Agent in its Individual Capacity. The bank serving as the Collateral Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Collateral Agent; and the terms “Lenders”,

“Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Collateral Agent in its individual capacity. The bank acting as the Collateral Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Collateral Agent hereunder.

          Section 9.6. Successor Collateral Agent.

          (a) The Collateral Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Collateral Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Collateral Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of resignation, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

          (b) Upon the acceptance of its appointment as the Collateral Agent hereunder by a successor, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Collateral Agent’s resignation under this Section 9.6(b) no successor Collateral Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Collateral Agent’s resignation shall become effective, (ii) the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under the Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such Collateral until such time as the successor Collateral Agent shall have been appointed) and (iii) the Required Lenders shall thereafter perform all duties of the retiring Collateral Agent under the Loan Documents until such time as the Required Lenders appoint a successor Collateral Agent as provided above. After any retiring Collateral Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Collateral Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Collateral Agent.

          Section 9.7. Amendment. None of the terms or provisions of this Article IX may be amended, modified or waived without the written consent of the then Collateral Agent.

ARTICLE X

MISCELLANEOUS

          Section 10.1. Notices.

          (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Cameron Highway Oil Pipeline
2727 North Loop West, Suite 700
Houston, TX 77008
Attention: Mr. Randy Fowler
Telecopy Number: 713-880-8200

To the Administrative Agent	SunTrust Bank
or the Collateral Agent:	303 Peachtree Street, N. E.
Atlanta, Georgia 30308
Attention: Mr. Steve Newby
Telecopy Number: 404-827-6514

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Ms. Doris Folsum
Telecopy Number: (404) 658-4906

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent or the Collateral Agent shall not be effective until actually received by such Person at its address specified in this Section 10.1.

          (b) Any agreement of the Administrative Agent, the Collateral Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Collateral Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Collateral Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Collateral Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Collateral Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Collateral Agent and the Lenders to be contained in any such telephonic or facsimile notice.

Section 10.2. Waiver; Amendments.

          (a) No failure or delay by the Administrative Agent, the Collateral Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent, the Collateral Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

          (b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment (excluding any mandatory prepayments required under Section 2.12(b) or (c)), or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender; or (vii) release all or substantially all collateral (if any) securing any of the Obligations or agree to subordinate any Lien in such collateral to any other creditor of the Borrower, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent or the Collateral Agent, without the prior written consent of such Person.

          Section 10.3. Expenses; Indemnification.

          (a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of one law firm and one additional Louisiana local counsel, for the Administrative Agent, the Collateral Agent and their respective Affiliates (and, if retention is deemed appropriate by the Administrative Agent and consented to by the Borrower (such consent not to be unreasonably withheld or delayed), additional local counsel to the Administrative Agent, the Collateral Agent and their respective Affiliates), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated) and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) reasonably incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

          (b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower, the Partners or the Sponsors arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, the Partners or the Sponsors, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower, the Partners or the Sponsors against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Transaction Document, if the Borrower, the Partners or the Sponsors has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

          (c) The Borrower shall pay, and hold the Administrative Agent, the Collateral Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent, the Collateral Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

          (d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent or the Collateral Agent under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount (which the Administrative Agent shall distribute to the Collateral Agent, as applicable); provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in their respective capacities as such.

          (e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

          (f) All amounts due under this Section shall be payable promptly after written demand therefor.

          Section 10.4. Successors and Assigns.

          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and shall result in the assigning Lender either (x) continuing to have Loans outstanding equal to or in excess of $10,000,000 or (y) having no Loans outstanding, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $1,000, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon (i) the execution and delivery of the Assignment and Acceptance by the assigning Lender and assignee Lender, (ii) acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, (iii) consent thereof from the Borrower to the extent required pursuant to this clause (b) and (iv) if such assignee Lender is a Foreign Lender, compliance by such Person with Section 2.17(e), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

          (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

          (d) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; or (vi) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 10.7 as though it were a Lender.

          (e) A Participant shall not be entitled to receive any greater payment under Section 2.15 and Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

          (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.

          (a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, and of any state court of the Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

          (c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

          Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          Section 10.7. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender, as the case may be, irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

          Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter and the other Loan Documents constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

          Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.15, 2.16, 2.17, and 10.3 and Articles VIII and IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans.

          Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          Section 10.11. Confidentiality. Each of the Administrative Agent, the Collateral Agent and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information received from the Borrower or its Affiliates relating to the Sponsors, the Pledgors, the Borrower or Manta Ray or their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to such disclosure by the Borrower or its Affiliates (collectively, the “Information”), except that such Information may be disclosed (i) to any Related Party of the Administrative Agent, the Collateral Agent or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such Information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Collateral Agent, any Lender or any Related Party of any of the foregoing on a nonconfidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any Information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

          Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

          Section 10.13. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor the Partners or the Sponsors is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

          Section 10.14. Limitation on Recourse. Except as and to the extent otherwise expressly provided in respect of the Pledge Agreements, the Mortgages and the Sponsor LOCs:

     (a) payment or performance of any of the obligations of the Borrower, any Partner and Manta Ray under any of the Loan Documents will be obligations of the Borrower, such Partner and Manta Ray only, as applicable, and the Administrative Agent, the Collateral Agent and the Lenders will have recourse solely to (i) the assets and cash flow of the Partners (as expressly provided in the Pledge Agreements), (ii) Manta Ray (as expressly provided in the Mortgages) and (iii) the Borrower; and

     (b) the Administrative Agent, the Collateral Agent and the Lenders will not have recourse to, or claims upon, the assets of the Sponsors, the Partners or Manta Ray or to the shareholders, officers, directors or employees of the Borrower, the Sponsors, the Partners or Manta Ray, for the payment or performance of any of the obligations of the Borrower, any Partner or Manta Ray under any of the Loan Documents.

Notwithstanding the foregoing, the limitations on recourse provided in this Section 10.14 shall not apply with respect to any claim based on fraud or bad faith.

          Section 10.15. Amendment and Restatement.

          (a) On the Effective Date: (w) JPMorgan Chase Bank shall resign as Administrative Agent, Depository Bank, Collateral Agent, Intercreditor Agent and Initial Noteholder Agent (all as defined in the Existing Debt Documents), (x) the Construction Loan Commitment and the Senior Note Commitment (as defined in the Existing Debt Documents) of any Existing Lender shall be restructured and rearranged as Commitments of the Lenders hereunder, (y) the outstanding Construction Loans and Institutional A Loans under and as defined in the Existing Debt Documents shall continue and be restructured, renewed and rearranged as Loans and (z) the Lenders shall hereby appoint SunTrust Bank as Administrative Agent and Collateral Agent as provided in Article VIII and Article IX.

          (b) On the Effective Date, the Existing Debt Documents shall be amended and restated in their entirety by this Agreement, and the Existing Debt Documents shall thereafter be of no further force and effect, except to the extent amended and restated hereby. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Debt Documents or evidence payment of all or any portion of such obligations and liabilities, and it is the intention of the Borrower, the Administrative Agent, the Collateral Agent and the Lenders that the Liens securing the Secured Obligations (as defined in the Existing Debt Documents) will continue and be assigned to the Collateral Agent for the benefit of the Lenders.

          (c) On and after the Effective Date, (i) all references to the Existing Debt Documents (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Debt

Documents, as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Debt Documents or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Debt Documents, as amended and restated hereby.

          (d) Each of the Administrative Agent, the Collateral Agent, the Lenders and the Borrower acknowledges that SunTrust Bank has succeeded JPMorgan Chase Bank as Administrative Agent and Collateral Agent under the Existing Debt Documents, as amended and restated hereby.

(remainder of page left intentionally blank)

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CAMERON HIGHWAY OIL PIPELINE COMPANY

By	/S/ Randy Fowler

Name: Randy Fowler
Title: Vice President and Treasurer

SUNTRUST BANK, as Administrative Agent, as Collateral Agent and as a Lender

By	/S/ Peter C. Vaky

Name: Peter C. Vaky
Title: Managing Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT — 1]

Schedule I

Commitments

Lender	Commitment Amount
SunTrust Bank	$415,000,000.00

SCHEDULE I

Annex I

Pricing Grid

New Rating*	LIBOR Spread	Base Rate Spread
Greater than or equal to BBB- (Tier 1)	1.25%	0.25%

BB+ (Tier 2)	1.50%	0.50%

BB (Tier 3)	1.75%	0.75%

Less than BB (Tier 4)	2.00%	1.00%

*  New Rating to be based on S&P, Moody’s and/or Fitch ratings. In the case of Moody’s and Fitch ratings, the Tiers in the Pricing Grid above shall be determined by reference to the equivalent of the S&P ratings set forth in the Pricing Grid above and as further detailed in this paragraph. If none of S&P, Moody’s or Fitch shall have in effect a New Rating (either after a New Rating has previously been obtained or after October 31, 2005), then Pricing shall be deemed to be Tier 2. If one of S&P, Moody’s or Fitch shall have in effect a New Rating, then Pricing shall be deemed to be the applicable Tier corresponding to such rating. If two or more of Moody’s, S&P and Fitch have established a New Rating and all such ratings differ by no more than one Tier, Pricing shall be determined by reference to the higher rating (i.e., the Tier with the smaller spreads). If two or more of Moody’s, S&P and Fitch have established a New Rating and any two such ratings differ by two or more Tiers, Pricing shall be determined by reference to the Tier next below that corresponding to the highest of all such ratings. If the New Rating established or deemed to have been established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which it is first publicly announced by such rating agency. Each change in the Pricing shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any of S&P, Moody’s or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings form such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

ANNEX I